Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the associated preferred share purchase rights)
of
Gateway, Inc.
at
$1.90 Net Per Share
by
Galaxy Acquisition Corp.,
wholly owned subsidiary of
Acer Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 1, 2007, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

To Our Clients:	September 4, 2007

Enclosed for your consideration is an Offer to Purchase dated September 4, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Galaxy Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Acer Inc., a corporation organized under the laws of the Republic of China (“Acer”), to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred share purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended, between Gateway, Inc., a Delaware corporation (“Gateway” or the “Company”) and UMB Bank, N.A. (collectively, the “Shares” and each share thereof a “Share”), of Gateway at a purchase price of $1.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Stockholders from the Chairman of the Board of Directors of Gateway accompanied by the Solicitation/Recommendation Statement of Gateway on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US (OR OUR NOMINEES) AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $1.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2007 (the “Merger Agreement”), by and among Acer, the Purchaser and Gateway, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below) and in accordance with the Delaware General Corporation Law (“DGCL”), the Purchaser will be merged with and into Gateway (the “Merger”), with the surviving entity, Gateway, becoming a wholly owned direct or indirect subsidiary of Acer. In the Merger, each Share that is outstanding and that has not been accepted for purchase pursuant to the Offer (other than Shares owned by Acer, the Purchaser or any other wholly owned subsidiary of Acer, Shares owned by Gateway (or held in the treasury of Gateway), and Shares owned by Gateway stockholders, if any, who are entitled to, and who have perfected, appraisal rights under Section 262 of the DGCL for such Shares with respect to the Merger) will be converted into the right to receive the same price per Share paid pursuant to the Offer in cash, without interest thereon.

4.	The Gateway board of directors by unanimous vote has determined that it is advisable and in the best interests of Gateway and its stockholders for Gateway to be acquired upon the terms and subject to the conditions set forth in the Merger Agreement and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Gateway and its stockholders. Accordingly, the Gateway board of directors unanimously recommends that holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 1, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn on or prior to the Expiration Date that number of Shares, considered together with all other Shares beneficially owned by Acer and its affiliates, that would represent at least a majority of the total number of Shares outstanding at the time of the expiration of the Offer on a “fully diluted basis” (which assumes conversion or exercise of all then-outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into or exercisable for Shares, but only to the extent then so convertible, exchangeable or exercisable, vested (if applicable), and in-the-money at the price of the Offer, in each case, other than potential dilution attributable to the Rights on the date Shares are accepted for payment). The Offer is also conditioned upon (i) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Canadian Competition Act, and the review period under the Fair Trade Act of 2002 of the Republic of China, and the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (including, if applicable, any investigation commenced thereunder), and (ii) satisfaction of other conditions set forth in Section 14 “Certain Conditions of the Offer” of the Offer to Purchase.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or D.F. King & Co., Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, United States federal income tax backup withholding (currently 28%) may be required unless an exemption applies and adequate documentation of the exemption is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 8 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Citibank, N.A., which is acting as the depositary (the “Depositary”) of (a) (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and (b) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO

BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may in its discretion take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the associated preferred share purchase rights)
of
Gateway, Inc.
by
Galaxy Acquisition Corp.,
wholly owned subsidiary of
Acer Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated September 4, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.01 per share, and the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended, between Gateway, Inc., a Delaware corporation (“Gateway”) and UMB Bank, N.A. (collectively, the “Shares” and each share thereof a “Share”), of Gateway.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:*
SIGN HERE

(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

*Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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